ISRAELI SHARE OPTION PLAN

IXI MOBILE, INC.

THE 2003 ISRAELI STOCK OPTION PLAN

(*In compliance with Amendment No. 132 of the Israeli Tax Ordinance, 2002)

ISRAELI SHARE OPTION PLAN

TABLE OF CONTENTS

1. PURPOSE OF THE ISOP	3

2. DEFINITIONS	3

3. ADMINISTRATION OF THE ISOP	6

4. DESIGNATION OF PARTICIPANTS	7

5.DESIGNATION OF AWARDS PURSUANT TO SECTION 102	8

6.TRUSTEE	8

6A RESTRICTED SHARES	9

7. SHARES RESERVED FOR THE ISOP	10

8. PURCHASE PRICE	10

9. ADJUSTMENTS	11

10. TERM OF AWARDS AND EXERCISE OF OPTIONS	12

11. VESTING OF AWARDS	14

12. LIMITATIONS AFTER PURCHASE OF SHARES	14

13. SHARES SUBJECT TO RIGHT OF FIRST REFUSAL	15

14. PURCHASE FOR INVESTMENT	16

15. DIVIDENDS	16

16. RESTRICTIONS ON ASSIGNABILITY AND SALE OF AWARDS	16

17. EFFECTIVE DATE AND DURATION OF THE ISOP	17

18. AMENDMENTS OR TERMINATION	17

19. GOVERNMENT REGULATIONS	17

20. CONTINUANCE OF EMPLOYMENT	18

21. GOVERNING LAW & JURISDICTION	18

22. TAX CONSEQUENCES	18

23. NON-EXCLUSIVITY OF THE ISOP	19

24. MULTIPLE AGREEMENTS	19

ISRAELI SHARE OPTION PLAN

This plan, as amended from time to time, shall be known as the IXI Mobile, Inc. 2003 Israeli Stock Option Plan (the “ISOP”).

1.	PURPOSE OF THE ISOP

The ISOP is intended to provide an incentive to retain, in the employ of the Company and its Affiliates (as defined below), persons of training, experience, and ability, to attract new employees, directors, consultants, service providers and any other entity which the Board shall decide their services are considered valuable to the Company, to encourage the sense of proprietorship of such persons, and to stimulate the active interest of such persons in the development and financial success of the Company by providing them with opportunities to purchase shares in the Company, pursuant to the ISOP.

2.	DEFINITIONS

For purposes of the ISOP and related documents, including the Award Agreement, the following definitions shall apply:

2.1	“Affiliate” means any “employing company” within the meaning of Section 102(a) of the Ordinance.

2.2	“Approved 102 Award” means an Award granted pursuant to Section 102(b) of the Ordinance.

2.3	"Award" means an Option or Restricted Shares

2.4	"Award Agreement" means a written agreement between the Company and a Participant setting forth the terms under which Awards are granted to a Participant.

2.5	“Board” means the Board of Directors of the Company.

2.6	“Capital Gain Award (CGA)” means an Approved 102 Award elected and designated by the Company to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(2).

2.7	“Cause” shall have the same meaning as set forth in the Company’s 2000 Second Amended and Restated Stock Incentive Plan.

2.8	“Chairman” means the chairman of the Committee.

2.9	“Committee” means a share option compensation committee appointed by the Board, which shall consist of no fewer than two members of the Board.

ISRAELI SHARE OPTION PLAN

2.10	“Company” means IXI Mobile, Inc., a Delaware corporation.

2.11	“Controlling Shareholder” shall have the meaning ascribed to it in Section 32(9) of the Ordinance.

2.12	“Date of Grant” means, the date of grant of an Award, as determined by the Board and set forth in the Participant’s Award Agreement.

2.13	Employee” means a person who is employed by the Company or its Affiliates, including an individual who is serving as a director or an office holder, but excluding Controlling Shareholder.

2.14	“Expiration date” means the date upon which an Option shall expire, as set forth in Section 10.2 of the ISOP.

2.15	“Fair Market Value” means as of any date, the value of a Share determined as follows:

(i) If the Shares are listed on any established stock exchange or a national market system, including without limitation the NASDAQ National Market system, or the NASDAQ SmallCap Market of the NASDAQ Stock Market, the Fair Market Value shall be the closing sales price for such Shares (or the closing bid, if no sales were reported), as quoted on such exchange or system for the last market trading day prior to time of determination, as reported in the Wall Street Journal, or such other source as the Board deems reliable. Without derogating from the above, solely for the purpose of determining the tax liability pursuant to Section 102(b)(3) of the Ordinance, if at the Date of Grant the Company’s shares are listed on any established stock exchange or a national market system or if the Company’s shares will be registered for trading within ninety (90) days following the Date of Grant, the Fair Market Value of a Share at the Date of Grant shall be determined in accordance with the average value of the Company’s shares on the thirty (30) trading days preceding the Date of Grant or on the thirty (30) trading days following the date of registration for trading, as the case may be;

(ii) If the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value shall be the mean between the high bid and low asked prices for the Shares on the last market trading day prior to the day of determination, or;

(iii) In the absence of an established market for the Shares, the Fair Market Value thereof shall be determined in good faith by the Board.

2.16	“IPO” means the initial public offering of the Company’s Common Stock.

2.175	“ISOP” means this 2003 Israeli Stock Option Plan.

2.18	“ITA” means the Israeli Tax Authorities.

ISRAELI SHARE OPTION PLAN

2.19	“Non-Employee” means a consultant, adviser, service provider, Controlling Shareholder or any other person who is not an Employee.

2.20
“Ordinary Income Award (OIA)” means an Approved 102 Award elected and designated by the Company to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(b)(1).

2.21	“Option” means an option to purchase one or more Shares of Common Stock of the Company pursuant to the ISOP.

2.22	“102 Award” means any Award granted to Employees pursuant to Section 102 of the Ordinance.

2.23	“3(i) Award” means an Award granted pursuant to Section 3(i) of the Ordinance to any person who is a Non- Employee.

2.24	“Participant” means a person who receives or holds an Option or Restricted Shares under the ISOP.

2.25	“Ordinance” means the Israeli Income Tax Ordinance [New Version] 1961 as now in effect or as hereafter amended.

2.26	“Purchase Price” means the price for each Share subject to an Option.

2.27	"Restricted Shares" means a grant of a Share subject to restrictions, to a Participant, subject to the provisions of this Plan and the applicable Award Agreement.

2.28	“Section 102” means section 102 of the Ordinance as now in effect or as hereafter amended and regulations promulgated thereunder.

2.29	“Share” means the Common Stock, $ 0.01 par value each, of the Company.

2.30	“Successor Company” means any entity the Company is merged with or into or is acquired by, in any Transaction.

2.31
“Transaction” means (a) the consummation of the merger or acquisition of the Company with, into or by another entity, in which there is a Change of Control, (ii) the sale, transfer, or other disposition of all or substantially all of the Company’s assets or shares, (iii) the exclusive, irrevocable licensing of all or substantially all of the Company’s intellectual property to a third party; or (v) the reorganization or other transaction (other than an equity investment in the Company) in which there is a Change of Control. A “Change of Control” means any transaction or series of transactions in which the holders of share capital of the Company immediately prior to such transaction or series of transactions do not continue to hold, directly or indirectly, at least a majority of the voting power of the share capital of the Company or the surviving or acquiring entity.

ISRAELI SHARE OPTION PLAN

2.32	“Trustee” means any individual appointed by the Company to serve as a trustee and approved by the ITA, all in accordance with the provisions of Section 102(a) of the Ordinance.

2.33	“Unapproved 102 Award” means an Award granted pursuant to Section 102(c) of the Ordinance.

2.34	“Vested Award” means any Award, which has already been vested according to the Vesting Dates.

2.35	“Vesting Dates” means, as determined by the Board or by the Committee, the date as of which the Award is exercisable or is otherwise considered earned.

3.	ADMINISTRATION OF THE ISOP

3.1
The Board or the Committee shall have the power to administer the ISOP, all as provided by applicable law and in the Company’s incorporation documents. Notwithstanding the above, the Board shall automatically have residual authority if no Committee shall be constituted, if such Committee members are not available for any reason or if such Committee shall cease to operate for any reason.

3.2
The Committee shall select one of its members as its Chairman and shall hold its meetings at such times and places as the Chairman shall determine. The Committee shall keep records of its meetings and shall make such rules and regulations for the conduct of its business, as it shall deem advisable.

3.3
The Board or the Committee shall have the full power and authority, in the case of the Committee subject to the approval of the Board to the extent required under applicable law or under the Company’s incorporation documents to: (i) designate Participants; (ii) determine the terms and provisions of the respective Award Agreements, including, but not limited to, the number of Awards to be granted to each Participant, the number of Shares to be covered by each Award, provisions concerning the time and the extent to which the Awards may be exercised or otherwise earned and the nature and duration of restrictions as to the transferability or restrictions constituting substantial risk of forfeiture and to cancel or suspend Awards, as necessary; (iii) determine the Fair Market Value of the Shares covered by each Award; (iv) make an election as to the type of 102 Approved Award; (v) designate the type of Awards; (vi) alter any restrictions and conditions of any Awards or Shares subject to any Awards (vii) interpret the provisions and supervise the administration of the ISOP; (viii) accelerate the right of a Participant to exercise or otherwise earned in whole or in part, any previously granted Award; (ix) determine the Purchase Price of an Option; (x) prescribe, amend and rescind rules and regulations relating to the ISOP; and (xi) make all other determinations deemed necessary or advisable for the administration of the ISOP.

ISRAELI SHARE OPTION PLAN

3.4
The Board or the Committee shall have the authority to grant, at its discretion, to the holder of an outstanding Award, in exchange for the surrender and cancellation of such Award, a new Award having, in case the Award is an Option, a purchase price equal to, lower than or higher than the Purchase Price of the original Option so surrendered and canceled, and otherwise containing such other terms and conditions as the Board or the Committee may prescribe in accordance with the provisions of the ISOP.

3.5
Subject to the Company’s incorporation documents, all decisions and selections made by the Board or the Committee pursuant to the provisions of the ISOP shall be made by a majority of its members except that no member of the Board or the Committee shall vote on, or be counted for quorum purposes, with respect to any proposed action of the Board or the Committee relating to any Award to be granted to that member. Any decision reduced to writing shall be executed in accordance with the provisions of the Company’s incorporation documents, as the same may be in effect from time to time.

3.6	The interpretation and construction by the Committee of any provision of the ISOP or of any Award Agreement thereunder shall be final and conclusive unless otherwise determined by the Board.

3.7
Subject to the Company’s incorporation documents and the Company’s decision, and to all approvals legally required, including, but not limited to the provisions of the incorporation documents, each member of the Board or the Committee shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by him, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the ISOP unless arising out of such member's own fraud or bad faith, to the extent permitted by applicable law. Such indemnification shall be in addition to any rights of indemnification the member may have as a director or otherwise under the Company's Incorporation documents, any agreement, any vote of shareholders or disinterested directors, insurance policy or otherwise.

4.	DESIGNATION OF PARTICIPANTS

4.1
The persons eligible for participation in the ISOP as Participants shall include any Employees and/or Non-Employees of the Company or of any Affiliate; provided, however, that (i) Employees may only be granted 102 Awards; and (ii) Non-Employees may only be granted 3(i) Awards.

4.2
The grant of an Award hereunder shall neither entitle the Participant to participate nor disqualify the Participant from participating in, any other grant of Awards pursuant to the ISOP or any other option or share plan of the Company or any of its Affiliates.

4.3
Anything in the ISOP to the contrary notwithstanding, all grants of Awards to directors and office holders shall be authorized and implemented in accordance with the provisions of the incorporation documents or any applicable law, as in effect from time to time.

ISRAELI SHARE OPTION PLAN

5.	DESIGNATION OF AWARDS PURSUANT TO SECTION 102

5.1	The Company may designate Awards granted to Employees pursuant to Section 102 as Approved 102 Awards or Unapproved 102 Awards.

5.2	The grant of Approved 102 Awards shall be made under this ISOP adopted by the Board as described in Section 16 below, and shall be conditioned upon the approval of this ISOP by the ITA.

5.3	Approved 102 Awards may either be classified as Capital Gain Awards or Ordinary Income Awards.

5.4
No Approved 102 Award may be granted under the ISOP to any eligible Employee, unless and until, the Company’s election of the type of Approved 102 Awards as CGAs or as OIAs that will be granted to Employees (the “Election”), is appropriately filed with the ITA. Such Election shall become effective beginning the first Date of Grant of an Approved 102 Award under this ISOP and shall remain in effect until the end of the year following the year in which the Company first granted Approved 102 Awards. The Election shall obligate the Company to grant only the type of Approved 102 Awards it has elected, and shall apply to all Participants who were granted Approved 102 Awards during the period indicated herein, all in accordance with the provisions of Section 102(g) of the Ordinance. For the avoidance of doubt, such Election shall not prevent the Company from granting Unapproved 102 Awards or 3(i) Awards simultaneously.

5.5
For the avoidance of doubt, the designation of Unapproved 102 Awards and Approved 102 Awards shall be subject to the terms and conditions set forth in Section 102 of the Ordinance and the regulations promulgated thereunder.

5.6
With regards to Approved 102 Awards, the provisions of the ISOP and/or the Award Agreement shall be subject to the provisions of Section 102 and the Tax Assessing Officer’s permit, and the said provisions and permit shall be deemed an integral part of the ISOP and of the Award Agreement. Any provision of Section 102 and/or the said permit which is necessary in order to receive and/or to keep any tax benefit pursuant to Section 102, which is not expressly specified in the ISOP or the Award Agreement, shall be considered binding upon the Company and the Participants.

6.	TRUSTEE

6.1
Approved 102 Awards which shall be granted under the ISOP, any Shares issued pursuant to any Approved 102 Awards for Restricted Shares and/or any Shares allocated or issued upon exercise of Approved 102 Awards that are Options (as applicable) and/or other shares received subsequently following any realization of rights, shall be allocated or issued to the Trustee and held for the benefit of the Participants for such period of time as required by Section 102. In the case the requirements for Approved 102 Awards are not met, then the Approved 102 Awards shall be treated as Unapproved 102 Awards, all in accordance with the provisions of Section 102.

ISRAELI SHARE OPTION PLAN

6.2
Notwithstanding anything to the contrary, the Trustee shall not release any Shares issued pursuant to any Approved 102 Awards for Restricted Shares and/or any Shares allocated or issued upon exercise of Approved 102 Awards that are Options (as applicable) prior to the full payment of the Participant’s tax liabilities arising from Approved 102 Awards which were granted to him, the Shares issued pursuant to any such Approved 102 Awards for Restricted Shares and/or any Shares allocated or issued upon exercise of such Awards that are Options (as applicable).

6.3
Upon receipt of Approved 102 Awards, the Participant will sign an undertaking to release the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation with the ISOP, any Approved 102 Award or Restricted Shares or other Shares granted to him thereunder.

6A.	RESTRICTED SHARES

6A.1
The Board shall offer from time to time to Participants, Restricted Shares on a personal basis. The Restricted Shares granted pursuant to the ISOP, shall be evidenced by a written Award Agreement between the Company and the Participant, in such form as the Board shall from time to time approve. Each Award Agreement shall state, among other matters, the number of Restricted Shares granted, the Vesting Dates, the purchase price if any and such other terms and conditions as the Board in its discretion may prescribe, provided that they are consistent with this ISOP.

6A.2	Upon his/her acceptance of the Award, and within 30 days of the grant, the Participant shall return the signed Award Agreement to the Company along with any purchase price if required.

6A.3	The actual issuance of the Restricted Shares shall be subject to the payment by the Participant of any applicable Tax.

6A.4
Restricted Shares granted pursuant to Section 102 of the Ordinance (an Approved 102 Award, as determined in the Award Agreement), shall be subject to the Trustee’s trusteeship, as provided in Section 6 above, and to the submission of the ISOP for approval by the Israeli Tax Authority.

6A.5
The Board in its discretion shall set vesting criteria and restrictions, if any, on the earning of the Restricted Shares. The Board may set vesting criteria and restrictions based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment), or any other basis determined by the Board in its discretion. The vesting conditions and schedule shall be set in the applicable Award Agreement. Until the Vesting Date the Restricted Share certificates issued in respect of the Restricted Shares shall be held either in escrow by an escrow agent appointed by the Company or by the Trustee. Prior to the achievement of the vesting criteria and the lapse of restrictions, the Restricted Shares issued under the Award Agreement shall be subject to the Company's repurchase right as further determined in the Award Agreement.

ISRAELI SHARE OPTION PLAN

6A.6	Any certificates representing the Restricted Shares awarded shall bear such legends as shall be determined by the Board.

6A.7
Upon the Termination of the Participant's employment or engagement with the Company, the Participant shall forfeit any Restricted Shares which are still subject to restrictions. Any unvested Restricted Shares shall be subject to the Company's repurchase right in consideration for the payment of the purchase price if paid by the Participant and subject further to the terms of the Award Agreement.

7.	SHARES RESERVED FOR THE ISOP; RESTRICTION THEREON

7.1
The Company has reserved Five Hundred and Fifty Nine Thousand Seven Hundred and Seventy Five (559,775) authorized but unissued Shares, for the purposes of the ISOP and for the purposes of any other existing stock option plans or other stock option plans which may be adopted by the Company in the future, subject to adjustment as set forth in Section 9 below. Any Shares which remain unissued and which are not subject to the outstanding Awards at the termination of the ISOP shall cease to be reserved for the purpose of the ISOP, but until termination of the ISOP the Company shall at all times reserve sufficient number of Shares to meet the requirements of the ISOP. Should any Award for any reason expire or be canceled prior to its exercise, earn-out or relinquishment in full (as applicable), the Shares subject to such Award may again be subjected to an Award under the ISOP or under the Company’s other share option plans.

7.2
Each Award granted pursuant to the ISOP, shall be evidenced by a written Award Agreement between the Company and the Participant, in such form as the Board or the Committee shall from time to time approve. Each Award Agreement shall state, inter alia, the number of Shares to which the Award relates, the type of Award granted (whether a CGA, OIA, Unapproved 102 Award or a 3(i) Award), the Vesting Dates, the Purchase Price (if the Award is an Option), the Expiration Date and such other terms and conditions as the Committee or the Board in its discretion may prescribe, provided that they are consistent with this ISOP.

8.	PURCHASE PRICE OF OPTIONS

8.1
The Purchase Price of each Share subject to an Option shall be determined by the Board in its sole and absolute discretion in accordance with applicable law, subject to any guidelines as may be determined by the Committee from time to time. Each Award Agreement evidencing an Option will contain the Purchase Price determined for each Participant.

8.2
The Purchase Price shall be payable upon the exercise of the Option in a form satisfactory to the Committee, including without limitation, by cash or check. The Committee shall have the authority to postpone the date of payment on such terms as it may determine.

ISRAELI SHARE OPTION PLAN

8.3
The Purchase Price shall be denominated in the currency of the primary economic environment of, either the Company or the Participant (that is the functional currency of the Company or the currency in which the Participant is paid) as determined by the Company.

9.	ADJUSTMENTS

Upon the occurrence of any of the following described events, Participant's rights to purchase Shares under the ISOP shall be adjusted as hereafter provided:

9.1
In the event of a Transaction, any unexercised Vested Awards and any unvested Awards then outstanding under the ISOP shall be assumed or substituted for an appropriate number of shares of each class of stock or other securities of the Successor Company (or a parent or subsidiary of the Successor Company) as were distributed to the shareholders of the Company in connection and with respect to the Transaction. In the case of such assumption and/or substitution of Awards, appropriate adjustments shall be made to the Purchase Price so as to reflect such action and all other terms and conditions of the Award Agreements shall remain unchanged, including but not limited to the vesting schedule, all subject to the determination of the Committee or the Board, which determination shall be in their sole discretion and final. The Company shall notify the Participant of the Transaction in such form and method as it deems applicable at least ten (10) days prior to the effective date of such Transaction.

9.2
Notwithstanding the above and subject to any applicable law, the Board or the Committee shall have full power and authority to determine that in certain Award Agreements there shall be a clause instructing that, if in any such Transaction as described in section 9.1 above, the Successor Company (or parent or subsidiary of the Successor Company) does not agree to assume or substitute for the Awards, the Vesting Dates shall be accelerated so that any unvested Award or any portion thereof shall be immediately vested as of the date which is ten (10) days prior to the effective date of the Transaction.

9.3
For the purposes of section 9.1 above, an Award shall be considered assumed or substituted if, following the Transaction, the Award confers the right to purchase or receive, for each Share underlying an Award immediately prior to the Transaction, the consideration (whether shares, options, cash, or other securities or property) received in the Transaction by holders of shares held on the effective date of the Transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the Transaction is not solely common stock (or their equivalent) of the Successor Company or its parent or subsidiary, the Committee may, with the consent of the Successor Company, provide for the consideration received in the Transaction to be solely common stock (or their equivalent) of the Successor Company or its parent or subsidiary equal in Fair Market Value to the per Share consideration received by holders of a majority of the outstanding Common Stock in the Transaction; and provided further that the Committee may determine, in its discretion, that in lieu of such assumption or substitution of Awards for options or other securities of the Successor Company or its parent or subsidiary, such Awards will be substituted for any other type of asset or property including cash which is fair under the circumstances.

ISRAELI SHARE OPTION PLAN

9.4
If the Company is liquidated or dissolved while unexercised Options or unvested Awards remain outstanding under the ISOP, then the Board in its own discretion may determine that all such outstanding Options and /or Awards may be exercised or earned in full (as applicable) by the Participants as of the effective date of any such liquidation or dissolution of the Company without regard to the Vesting Dates (as defined below) thereof. If the Board determines that outstanding unexercised Options may be exercised, all such outstanding Options may be exercised in full by the Participants giving notice in writing to the Company of their intention to so exercise together with payment of the Purchase Price.

9.5
If the outstanding shares of the Company shall at any time be changed or exchanged by declaration of a share dividend (bonus shares), share split, combination or exchange of shares, recapitalization, or any other like event by or of the Company, and as often as the same shall occur, then the number, class and kind of the Shares subject to the ISOP or subject to any Awards therefore granted, and the Purchase Prices of Options, shall be appropriately and equitably adjusted so as to maintain a proportionate number of Shares, provided, however, that no adjustment shall be made by reason of the distribution of subscription rights (rights offering) on outstanding shares. Upon happening of any of the foregoing, the class and aggregate number of Shares issuable pursuant to the ISOP (as set forth in Section 7 hereof), in respect of which Awards have not yet been exercised or earned (as applicable), shall be appropriately adjusted, all as will be determined by the Board whose determination shall be final.

9.6
Anything herein to the contrary notwithstanding, if prior to the completion of the IPO all or substantially all of the shares of the Company are to be sold, or in case of a Transaction, all or substantially all of the shares of the Company are to be exchanged for securities of another Company, then each Participant shall be obliged to sell or exchange, as the case may be, any Shares such Participant purchased under the ISOP, in accordance with the instructions issued by the Board in connection with the Transaction, whose determination shall be final.

9.7
The Participant acknowledges that in the event that the Company’s shares shall be registered for trading in any public market, Participant’s rights to sell the Shares may be subject to certain limitations (including a lock-up period), as will be requested by the Company or its underwriters, and the Participant unconditionally agrees and accepts any such limitations.

10.	TERM OF AWARDS AND EXERCISE OF OPTIONS

10.1
Options shall be exercised by the Participant by giving written notice to the Company and/or to any third party designated by the Company (the “Representative”), in such form and method as may be determined by the Company and when applicable, by the Trustee in accordance with the requirements of Section 102, which exercise shall be effective upon receipt of such notice by the Company and/or the Representative and the payment of the Purchase Price at the Company’s or the Representative’s principal office. The notice shall specify the number of Shares with respect to which the Option is being exercised.

ISRAELI SHARE OPTION PLAN

10.2
Awards, to the extent not previously exercised or earned (as applicable), shall terminate forthwith upon the earlier of: (i) the date set forth in the Award Agreement; and (ii) the expiration of any extended period in any of the events set forth in section 10.5 below.

10.3
The Options may be exercised by the Participant in whole at any time or in part from time to time, to the extent that the Options become vested and exercisable, prior to the Expiration Date, and provided that, subject to the provisions of section 10.5 below, the Participant is employed by or providing services to the Company or any of its Affiliates, at all times during the period beginning with the granting of the Option and ending upon the date of exercise.

10.4
Subject to the provisions of section 10.5 below, in the event of termination of Participant’s employment or services, with the Company or any of its Affiliates, all Options granted to such Participant will immediately expire. A notice of termination of employment or service shall be deemed to constitute termination of employment or service. For the avoidance of doubt, in case of such termination of employment or service, the unvested portion of the Participant’s Option shall not vest and shall not become exercisable.

10.5
Notwithstanding anything to the contrary hereinabove and unless otherwise determined in the Participant’s Award Agreement, an Option may be exercised after the date of termination of Participant's employment or service with the Company or any Affiliates during an additional period of time beyond the date of such termination, but only with respect to the number of Shares that are vested under the Option at the time of such termination according to the Vesting Dates, if:

(i)
termination is without Cause, in which event any then-vested Shares under any Option that is still in force and unexpired may be exercised within thirty (30) days of termination, or such longer period of time as specified in the Award Agreement; or-

(ii)
termination is the result of death or disability of the Participant, in which event any Shares that are then-vested under any Option that is still in force and unexpired may be exercised within six (6) months of termination, or such longer period of time as specified in the Award Agreement; or -

(iii)
prior to the date of such termination, the Committee shall authorize an extension of the terms of all or part of the Options (to the extent then-vested) beyond the date of such termination for a period not to exceed the period during which the Options by their terms would otherwise have been exercisable.

ISRAELI SHARE OPTION PLAN

For avoidance of any doubt, if termination of employment or service is for Cause, any outstanding unexercised Option (whether vested or non-vested) will immediately expire and terminate, and the Optionee shall not have any right in connection to such outstanding Options.

10.6
To avoid doubt, the holders of Options shall not be deemed owners of the Shares issuable upon the exercise of Options and shall not have any of the rights or privileges of shareholders of the Company in respect of any Shares purchasable upon the exercise of any part of an Option, until registration of the Participant as holder of such Shares in the Company’s register of shareholders upon exercise of the Option in accordance with the provisions of the ISOP

10.7	Any form of Award Agreement authorized by the ISOP may contain such other provisions, as the Committee may, from time to time, deem advisable.

11.	VESTING OF AWARDS

11.1
Subject to the provisions of the ISOP, each Award shall vest following the Vesting Dates and for the number of Shares as shall be provided in the Award Agreement. However, no Award shall be exercisable after the Expiration Date.

11.2	An Option may be subject to such other terms and conditions on the time or times when it may be exercised, as the Committee may deem appropriate. The vesting provisions of individual Awards may vary.

12.	LIMITATIONS AFTER PURCHASE OF SHARES

12.1
Once the Company's shares will be traded in any public market, the Participant’s right to sell his/her Shares may be subject to certain limitations, as set forth by the Company or its underwriters. In such event, the Participant will unconditionally agree to any such limitations.

12.2
The Participant may be required by the Company, at the Company’s discretion, to give a declaration in writing upon exercising an Option or being granted an Award, that the Participant is acquiring the Shares for his or her own account, not as a nominee or agent, for investment and not with a view to, resale in connection with any distribution of such Shares.

12.3
The Participant shall not dispose of any Shares in transactions that violate, in the opinion of the Company, any applicable laws, rules or regulations or the Company’s certification of incorporation and bylaws.

12.4
If any Shares shall be registered under the United States Securities Act of 1933, no public offering otherwise than through a national securities exchange (as defined in the United States Securities Exchange Act of 1934, as amended) of any Shares shall be made by the Participant (or any other person) under such circumstances that he or she (or such other person) may be deemed an underwriter, as defined in the United States Securities Act of 1933.

ISRAELI SHARE OPTION PLAN

12.5
The Company shall have the authority to endorse upon the certificate or certificates representing the Shares such legends referring to the foregoing restrictions, and any other applicable restrictions, as it may deem appropriate (which do not violate the Participant's rights according to this Agreement).

13.	SHARES SUBJECT TO RIGHT OF FIRST REFUSAL

13.1	Notwithstanding anything to the contrary in the incorporation documents of the Company, none of the Participants shall have a right of first refusal in relation with any sale of shares in the Company.

13.2
Sale of Shares by the Participant shall be subject to the right of first refusal of other shareholders as set forth in the Certificate of Incorporation and/or Bylawas of the Company. In the event that the Certificate of Incorporation and Bylaws of the Company shall not contain any provision regarding rights of first refusal, then, unless otherwise provided by the Board, until such time as the Company shall effectuate an IPO, the sale of Shares issuable upon exercise of an Option or grant of an Award for Restricted Shares, shall be subject to a right of first refusal on the part of such other shareholders as set forth in the Certificate of Incorporation or Bylaws (the “Repurchasers”), including the procedures for such right of first refusal as set forth therein.. The Repurchaser cannot exercise the Right of first refusal less than 6 months following the later of the exercise of an Option or the issuance of shares. The Participant shall not sell shares during such six-month period The Participant shall give a notice of sale (the “Sale Notice“) to the Company in order to offer the Shares to the Repurchaser(s), and the Company will forward the Sale Notice to the existing shareholders.

The Sale Notice shall specify the number of Shares offered for sale, the price per Share, the payment terms the name of each proposed purchaser or other Transferee (“Proposed Transferee”). The Repurchaser(s) will be entitled to purchase all or part of the offered Shares during the period of 30 days from the day of receipt of the Notice (the “30 Days Period”). If the Repurchasers are the existing shareholders then those of the existing shareholders who wish to purchase the Shares may, in the event that not all existing shareholders accept their pro rata share, purchase more shares than their the pro rata share. If by the end of the 30 Days Period not all of the offered Shares have been purchased by the Repurchaser(s), the Participant will be entitled to sell such Shares at any time during the 90 days following the end of the 30 Days Period on terms not more favorable than those set out in the Sale Notice, provided that the proposed Transferee agrees in writing that the provisions of this Section 13 shall continue to apply to the Shares in the hands of such proposed Transferee.

ISRAELI SHARE OPTION PLAN

14.	PURCHASE FOR INVESTMENT

The Company’s obligation to issue or allocate Shares upon exercise of an Option or grant of an Award for Restricted Shares granted under the ISOP is expressly conditioned upon: (a) the Company’s completion of any registration or other qualifications of such Shares under all applicable laws, rules and regulations or (b) representations and undertakings by the Participant (or his legal representative, heir or legatee, in the event of the Participant’s death) to assure that the sale of the Shares complies with any registration exemption requirements which the Company in its sole discretion shall deem necessary or advisable. Such required representations and undertakings may include representations and agreements that such Participant (or his legal representative, heir, or legatee): (a) is purchasing such Shares for investment and not with any present intention of selling or otherwise disposing thereof; and (b) agrees to have placed upon the face and reverse of any certificates evidencing such Shares a legend setting forth (i) any representations and undertakings which such Participant has given to the Company or a reference thereto and (ii) that, prior to effecting any sale or other disposition of any such Shares, the Participant must furnish to the Company an opinion of counsel, satisfactory to the Company, that such sale or disposition will not violate the applicable laws, rules, and regulations, whether of the State of Israel or of the United States or any other State having jurisdiction over the Company and the Participant.

15.	DIVIDENDS

15.1
With respect to all Shares (but excluding, for avoidance of any doubt, any unexercised Options) allocated or issued upon the exercise of Options or otherwise issued upon grant of Awards purchased by the Participant and held by the Participant or by the Trustee, as the case may be, the Participant shall be entitled to receive dividends in accordance with the quantity of such Shares, subject to the provisions of the Company’s Incorporation documents (and all amendments thereto) and subject to any applicable taxation on distribution of dividends.

15.2	During the period in which Shares are held by the Trustee on behalf of the Participant, the cash dividends paid with respect thereto shall be paid directly to the Participant.

16.	RESTRICTIONS ON ASSIGNABILITY AND SALE OF AWARDS

16.1
No Award or any right with respect thereto, purchasable hereunder, whether fully paid or not, shall be assignable, transferable or given as collateral or any right with respect to it given to any third party whatsoever, except as specifically allowed under the ISOP, and during the lifetime of the Participant each and all of such Participant's rights to purchase Shares hereunder shall be exercisable only by the Participant.

Any such action made directly or indirectly, for an immediate validation or for a future one, shall be void.

ISRAELI SHARE OPTION PLAN

16.2
As long as Awards and/or Shares are held by the Trustee on behalf of the Participant, all rights of the Participant over the Shares are personal, can not be transferred, assigned, pledged or mortgaged, other than by will or pursuant to the laws of descent and distribution.

16.3
In no event shall any Shares purchased upon exercise of any Option or otherwise issued upon grant of any Award (whether held by the Trustee on behalf of the Participant or not) be sold, given away, assigned, pledged, hypothecated, disposed of or otherwise transferred (i) to a competitor of the Company or an Affiliate, (ii) if such transfer would result in any incremental tax to the Company, its stockholders or an Affiliate, or (iii) if the Board of Directors believes in good faith such transfer may adversely affect the Company or an Affiliate.

17.	EFFECTIVE DATE AND DURATION OF THE ISOP

The ISOP shall be effective as of the day it was adopted by the Board and shall terminate at the end of ten (10) years from such day of adoption.

18.	AMENDMENTS OR TERMINATION

The Board may at any time, but when applicable, after consultation with the Trustee, amend, alter, suspend or terminate the ISOP. No amendment, alteration, suspension or termination of the ISOP shall impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Company, which agreement must be in writing and signed by the Participant and the Company. Termination of the ISOP shall not affect the Committee’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the ISOP prior to the date of such termination.

19.	GOVERNMENT REGULATIONS

The ISOP, and the granting of Awards and the exercise of Options hereunder, and the obligation of the Company to sell and deliver Shares under such Awards, shall be subject to all applicable laws, rules, and regulations, whether of the State of Israel or of the United States or any other State having jurisdiction over the Company and the Participant, including the registration of the Shares under the United States Securities Act of 1933, and the Ordinance and to such approvals by any governmental agencies or national securities exchanges as may be required. Nothing herein shall be deemed to require the Company to register the Shares under the securities laws of any jurisdiction.

ISRAELI SHARE OPTION PLAN

20.	CONTINUANCE OF EMPLOYMENT OR HIRED SERVICES

Neither the ISOP nor the Award Agreement with the Participant shall impose any obligation on the Company or an Affiliate thereof, to continue any Participant in its employ or service, and nothing in the ISOP or in any Award granted pursuant thereto shall confer upon any Participant any right to continue in the employ or service of the Company or an Affiliate thereof or restrict the right of the Company or an Affiliate thereof to terminate such employment or service at any time.

21.	GOVERNING LAW & JURISDICTION

The ISOP shall be governed by and construed and enforced in accordance with the laws of the State of Israel applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws. The competent courts of Tel-Aviv, Israel shall have sole jurisdiction in any matters pertaining to the ISOP.

22.	TAX CONSEQUENCES

22.1
Any tax consequences arising from the grant or exercise of any Award, from the payment for Shares covered thereby or from any other event or act (of the Company and/or its Affiliates, the Trustee or the Participant), hereunder, shall be borne solely by the Participant. The Company and/or its Affiliates and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Participant shall agree to indemnify the Company and/or its Affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Participant.

22.2	The Company and/or, when applicable, the Trustee shall not be required to release any Share certificate to an Participant until all required payments have been fully made.

22.3
To the extent provided by the terms of an Award Agreement, the Participant may satisfy any tax withholding obligation relating to the exercise or acquisition of Shares under an Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) tendering a cash payment; (ii) subject to the Committee’s approval on the payment date, authorizing the Company to withhold Shares from the Shares otherwise issuable to the Participant as a result of the exercise or acquisition of Shares under the Award in an amount not to exceed the minimum amount of tax required to be withheld by law; or (iii) subject to Committee approval on the payment date, delivering to the Company owned and unencumbered Shares; provided that Shares acquired on exercise of Options have been held for at least 6 months from the date of exercise.

ISRAELI SHARE OPTION PLAN

23.	NON-EXCLUSIVITY OF THE ISOP

The adoption of the ISOP by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangements or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of Awards otherwise than under the ISOP, and such arrangements may be either applicable generally or only in specific cases.

For the avoidance of doubt, prior grant of Awards to Participants of the Company under their employment agreements, and not in the framework of any previous option plan, shall not be deemed an approved incentive arrangement for the purpose of this Section.

24.	MULTIPLE AGREEMENTS

The terms of each Award may differ from other Awards granted under the ISOP at the same time, or at any other time. The Board may also grant more than one Award to a given Participant during the term of the ISOP, either in addition to, or in substitution for, one or more Awards previously granted to that Participant.